Exhibit 10.4

Delek US Holdings, Inc. 7102 Commerce Way Brentwood, TN 37027

March 17, 2022
TO:    Avigal Soreq
RE:    Offer Letter
Dear Avigal:
We are pleased to extend the following offer of employment with Delek US Holdings, Inc. and/or its subsidiary companies (collectively the “Company”). The terms of your employment are set forth in the attached Executive Employment Agreement with the Company (the “Employment Agreement”). The purpose of this letter is to provide for certain payments to you in the event that this offer is rescinded by the Company prior to the Effective Date (as defined in the Employment Agreement) of the Employment Agreement without Cause (the “Revocation Payment”).

Revocation Payment:
In the event the Company rescinds its offer of employment to you prior to the Effective Date (as defined in the Employment Agreement), other than for Cause, the Company will pay to you in a lump sum payment within 60 days of such revocation, less applicable withholding and subject to your execution (and non-revocation) of the Revocation Release described below, $3,840,000. For purposes of clarity if the Employment Agreement becomes effective this Revocation Payment is null and void. In no event are you entitled to receive the Revocation Payment and any payment or benefit (including severance) under the Employment Agreement or any other plan, program, arrangement of or agreement with the Company.[1]

For purpose of this letter, “Cause” means (i) your fraud, gross negligence or willful misconduct involving the Company or its affiliates, (ii) your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude, (iii) violation of the confidentiality provisions contained in this letter or (iv) deliberate actions on your behalf that result in material harm, including reputational harm, to the Company. The Revocation Payment shall be provided to you after, and only if, (i) you execute a mutual release of claims in a form reasonably satisfactory to the Company that pertains to all known claims and that contains appropriate anti-disparagement and continuing confidentiality covenants (the “Revocation Release”), (ii) the Revocation Release is executed on or prior to the date of the expiration of any and all waiting and revocation periods in the Revocation Release (the “Release Expiration Date”), (iii) any revocation periods contained in the Revocation Release have expired and (iv) you have continued to comply with this letter
1 2x [base salary of $800,000 plus a target bonus of 140% of base salary]

Exhibit 10.4
and any other restrictive covenants to which you are bound. If you fail to execute the Revocation Release on or prior to the Release Expiration Date or timely revoke your acceptance of the Revocation Release thereafter (if such revocation is permitted), you shall not be entitled to the Revocation Payment and shall repay any such funds paid to you.
Confidentiality: The terms of your offer of employment are confidential until such time that public disclosure of the offer and the terms of the Employment Agreement have been made.
Again, we are pleased to extend this offer to you and we look forward to the contributions we know you will make to the Company.

Sincerely,

Delek US Holdings, Inc.

/s/ Denise McWatters        /s/ Jared Serff
Denise McWatters         Jared Serff
EVP, General Counsel        EVP, Chief Human Resources Officer

I agree to the terms of the offer of employment with the Company. I understand that this does not constitute an employment contract for any specific term, and does not alter the at-will nature of my employment with the Company.

I have read and accept this offer.

/s/ Avigal Soreq        March 28, 2022
Avigal Soreq        Date
cc: Human Resources

2